EXHIBIT 28.5

SCHEDULE OF PRIMARY PRODUCT LIABILITY INSURANCE COVERAGE FOR ASBESTOS


Period       Insurance Company          Policy #      Policy Coverage

5/1/83  to   American Casualty Co.   GBP 00-2162917     $ 1,000,000.
11/27/85     of Reading, Pa.

7/30/81 to   Hartford Insurance      10SMP164994          1,000,000.
4/30/83

7/30/78 to   Hartford Insurance      13SMP139374          1,000,000.
7/30/81

7/30/77 to   Home Insurance Co.      BOP860668            1,000,000.
7/30/78

8/1/75 to    Public Service Mutual   73-500412              300,000.
7/30/77

5/2/75 to    Home Insurance Co.      Binder 009939          300,000.
8/1/75

4/3/73 to    Birmingham Fire         SMP 1061065            300,000.
3/25/75      American Int'l Group

3/11/71 to   Hartford Insurance      10SMP156343            100,000.
4/6/73

4/1/68 to    Mount Vernon Fire       GLA 2562                50,000.
4/1/69       Insurance Company

NOTE: The above upon best information of the Company is applicable to Eastco Industrial Safety Corp. This schedule is not intended to be inclusive of insurance coverage for all of the subsidiaries of the Company. These subsidiaries may have different coverage, with gaps and at times no coverage for periods of their doing business. No representation is made as to the extent of coverage, the aggregate coverage of any of the policies or the degree of protection available which the Company or its subsidiaries have on any of their insurance with respect to asbestos actions previously or subsequently instituted against the Company.